Exhibit 99.1

Contacts:	Joseph C. Tusa, Jr.	David L. Kerr
	Senior Vice President and	Senior Vice President — Corporate Development
	Chief Financial Officer	713.386.1420
	713.386.1428	dkerr@comsys.com
jtusa@comsys.com
COMSYS IT PARTNERS, INC. REPORTS SECOND QUARTER RESULTS
HOUSTON, TX (August 9, 2007) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced results for its second quarter and six months ended July 1, 2007.
Revenue for the second quarter of 2007 was $186.6 million, down 0.5% from $187.6 million for the second quarter of 2006. Reimbursable expense revenue declined from $4.6 million in the second quarter of 2006 to $2.2 million in the second quarter of 2007, primarily due to lower consultant related expenses at one major customer. This decline had no impact on gross margin as the related reimbursable expense was recognized in the same period.
Net income in the second quarter of 2007 was $9.6 million, or $0.47 per diluted share. Management’s second quarter net income guidance was $7.1 million to $7.9 million, or $0.36 to $0.40 of earnings per diluted share.
The Company reported net income of $11.4 million for the second quarter of last year, or $0.60 per diluted share, which included $6.4 million, or $0.34 per diluted share, related to the receipt of a federal income tax refund and associated interest. Excluding the tax refund and related interest income, net income for the second quarter of 2007 increased 92.0% over net income for the second quarter of 2006.
“Our operations continued to perform well in the second quarter,” said Larry L. Enterline, Chief Executive Officer. “Net income was significantly ahead of last year when excluding last year’s tax refund as we continued to realize the benefits of our efficiency initiatives that we began earlier last year, and our gross profit margins continued to show the strength we saw throughout 2006 and during the first quarter of 2007. Of particular note in the second quarter, on May 31, we acquired Plum Rhino Consulting, a specialty finance and accounting staffing services provider, which contributed approximately $0.6 million to our revenue for the one month that it was part of COMSYS; we entered Puerto Rico as a new market to service one of our large customers; and we amended our senior credit agreement and increased from $10 million to $50 million the aggregate amount permitted for acquisitions under the agreement.”
“I would especially like to thank our operations leaders and their staffs for their efforts,” Enterline continued. “We remain focused on our priorities for 2007, which are increasing internal growth rates and opening other new offices in high-potential markets, improving efficiency, particularly in sales and recruiting and in our front and back office operations, and making acquisitions that meet our criteria.”
Joseph C. Tusa, Jr., Senior Vice President and Chief Financial Officer, commented, “We entered 2007 with approximately 5,000 consultants on assignment and, after the seasonal reduction in
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CITP Reports Second Quarter Results

August 9, 2007
consultant headcount we experience each year in January and at the end of the first quarter in April, we completed the second quarter near our year-end level. Our current headcount in August is approximately 4,940 consultants, as we experienced slightly higher-than-anticipated quarter-end terminations. Gross margins improved to 25.1% in the second quarter of 2007 from 24.5% in the same period last year, representing an increase of approximately $1.0 million between periods. SG&A expenses as a percentage of revenues for the second quarter of 2007 decreased to 17.8% from 19.0% in the first quarter primarily due to a seasonal decrease in payroll-related taxes as well as our aforementioned productivity and efficiency gains.”
As previously disclosed, COMSYS reduced its overall debt by $43.7 million during 2006 and ended the year at $98.5 million. The Company’s debt balance decreased to $98.4 million in the second quarter of 2007 from $108.6 in the first quarter of 2007, which is consistent with the Company’s expectations. COMSYS expects to continue to reduce debt over the remainder of 2007. During the second quarter of 2007, the Company generated adjusted EBITDA of $14.7 million compared with $12.5 million of adjusted EBITDA for the second quarter of 2006.
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the second quarter ended July 1, 2007, are included below in a section before the financial tables.
Third Quarter 2007 Financial Guidance
For the third quarter of 2007, the Company expects to report revenue in a range of $185 million to $190 million and net income in the range of $9.1 million to $9.9 million, or approximately $0.45 to $0.49 per diluted share, on one less billing day than the second quarter of 2007. These estimated net income amounts are based on an effective tax rate of 7%.
Conference Call Information
COMSYS will host a conference call today (August 9) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 981-5520 and the confirmation number is 6009842. The call will also be web cast live at www.comsys.com and www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 6009842 to gain access to the replay, which will be available through the end of the day on August 16, 2007.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 45 offices across the U.S. and offices in Canada and the United Kingdom. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/ localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.
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CITP Reports Second Quarter Results

August 9, 2007
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:
•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;
•	the Company’s ability to shift a larger percentage of its business mix into IT solutions and project management and, if successful, its ability to manage those types of business profitably;
•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;
•	weakness or reductions in corporate information technology spending levels;
•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;
•	the impact of competitive pressures on the Company’s ability to maintain or improve its operating margins, including any change in the demand for its services;
•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;
•	increases in employment-related costs such as healthcare and unemployment taxes;
•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;
•	the risk that the Company may be subject to claims for indemnification under its customer contracts;
•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;
•	the risk that further cost cutting or restructuring activities could cause an adverse impact on certain of the Company’s operations;
•	economic declines that affect the Company’s business, including its profitability, liquidity or the ability to comply with its loan covenants;
•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;
•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill;
•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business; and
•	other matters discussed in this press release and the Company’s most recent definitive proxy statement, Forms 10-K, 10-Q and 8-K, as well as matters discussed in its future SEC filings.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. The forward-looking statements included in this release are not guarantees of future performance, and the Company cannot assure the reader that those statements will be realized or that the forward-looking events or circumstances will occur. Actual future results may vary materially. Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.
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CITP Reports Second Quarter Results

August 9, 2007
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASUREMENTS
(IN THOUSANDS, EXCEPT OPERATING DATA)

Operating Data:	Three Months Ended
	July 1, 2007	April 1, 2007	July 2, 2006

Ending consultant headcount	4,996	4,983	5,183

Billing days	64	64	64

Revenue per billing day (in thousands)	$2,916	$2,910	$2,931

Average bill rate	$71.84	$72.02	$68.81

Gross margin percentage	25.1%	24.2%	24.5%

DSO	50	49	45

Supplemental Cash Flow Information:	Three Months Ended
	July 1, 2007	April 1, 2007	July 2, 2006
Net cash provided by (used for) operating activities	$10,514	$(9,902)	$14,000	*

Capital expenditures	$261	$357	$969

*Amount includes approximately $6,352 related to the receipt of a federal income tax refund and associated interest.

Non-GAAP Financial Measures:	Three Months Ended
	July 1, 2007	April 1, 2007	July 2, 2006

Adjusted EBITDA:
GAAP net income	$9,572	$5,482	$11,362
Stock-based compensation	1,030	1,720	950
Depreciation and amortization	1,589	1,458	2,167
Interest expense, net	2,296	2,420	3,573
Other income, net	(223)	(228)	(170)
Income tax expense (benefit)	460	448	(5,342)

Adjusted EBITDA	$14,724	$11,300	$12,540

Adjusted EBITDA as a % of GAAP revenue	7.9%	6.1%	6.7%

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe net income net of certain items and adjusted EBITDA to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports Second Quarter Results

August 9, 2007
COMSYS IT PARTNERS, INC.
STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Six Months Ended
	July 1, 2007	April 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Revenues from services	$186,602	$186,208	$187,609	$372,810	$366,201
Cost of services	139,768	141,207	141,736	280,975	278,256

Gross profit	46,834	45,001	45,873	91,835	87,945

Operating costs and expenses
Selling, general and administrative	33,140	35,421	34,283	68,561	68,521
Depreciation and amortization	1,589	1,458	2,167	3,047	4,339

	34,729	36,879	36,450	71,608	72,860

Income from operations	12,105	8,122	9,423	20,227	15,085
Interest expense, net	2,296	2,420	3,573	4,716	7,530
Other income, net	(223)	(228)	(170)	(451)	(294)

Income before income taxes	10,032	5,930	6,020	15,962	7,849
Income tax expense (benefit)	460	448	(5,342)	908	(5,192)

Net income	$9,572	$5,482	$11,362	$15,054	$13,041

Net income per share:
Basic	$0.48	$0.28	$0.60	$0.76	$0.69
Diluted	$0.47	$0.28	$0.60	$0.75	$0.69

Weighted average shares outstanding:
Basic	19,243	18,845	18,562	19,044	18,556
Diluted	20,195	19,754	18,920	20,087	18,862
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CITP Reports Second Quarter Results

August 9, 2007
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	July 1,	December 31,
	2007	2006
Assets
Current assets:
Cash	$1,773	$1,605
Accounts receivable, net of allowance of $2,497 and $3,474, respectively	213,190	189,610
Prepaid expenses and other	4,046	3,741

Total current assets	219,009	194,956

Fixed assets, net	12,567	9,214
Goodwill	157,139	154,984
Intangible assets, net	11,251	9,142
Deferred financing costs, net	2,584	2,926
Restricted cash	2,799	2,794
Other assets	1,597	1,018

Total assets	$406,946	$375,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$138,354	$131,535
Payroll and related taxes	29,015	32,204
Current maturities of long-term debt	5,000	5,000
Interest payable	439	654
Other	12,884	13,506

Total current liabilities	185,692	182,899

Long-term debt	93,401	93,542
Other noncurrent liabilities	3,595	3,823

Total liabilities	282,688	280,264

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 95,000 shares authorized; 20,165 and 19,279 shares outstanding at July 1, 2007 and December 31, 2006, respectively	201	191
Common stock warrants	1,734	1,734
Accumulated other comprehensive income (loss)	91	(12)
Additional paid-in capital	221,061	206,740
Accumulated deficit	(98,829)	(113,883)

Total stockholders’ equity	124,258	94,770

Total liabilities and stockholders’ equity	$406,946	$375,034

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